Immediately (June 26, 1995)

              Albert Beaupre
              (513) 841-7241


             CINCINNATI MILACRON TO BUY TALBOT HOLDINGS, LTD.
                    ____________________

               Says U.S. Maker of End Mills and Taps
          Complements Existing Cutting Tool Businesses


CINCINNATI, OHIO, June 26, 1995...Cincinnati Milacron Inc. (NYSE: CMZ) today announced a definitive agreement to purchase Talbot Holdings, Ltd., a premier U.S. supplier of round high-speed steel and carbide metalcutting tools. The total consideration, including retained debt, will be approximately $38 million. The transaction, expected to close by the end of July, is a 100% stock purchase to be financed through existing bank credit lines.

"This acquisition is part of Milacron's long-term strategy to expand our presence in the industrial consumable products area," said Daniel J. Meyer, Milacron chairman and chief executive officer. "The Talbot companies have an excellent reputation and market position as well as above-average profitability for this sector."


With annual sales of about $40 million, Talbot Holdings, Ltd. consists of four distinct subsidiaries, each with well-established product lines and brand names: Weldon, Fastcut, Brubaker and New England Tap. Combined they employ about 500 people in three plants (two in Millersburg, Pennsylvania, and one in Cleveland, Ohio) and sell through 3,500 industrial distributors worldwide.

"We're excited about the prospect of Talbot joining the Milacron family," said Alan L. Shaffer, Milacron group vice president -
industrial products.   "We intend to continue operating all of
the manufacturing facilities and will maintain the four brands and their individual distributor networks as well," he confirmed.

"With the acquisition, Milacron will enter the market for high-speed steel and carbide end mills, taps, countersinks, counterbores and reamers, which are highly complementary to our existing Valenite and Widia cutting tool products," Shaffer explained. "The acquisition should push our sales in the industrial consumable products segment over the $700-million mark next year," he said.
                    _____________________

With 1995 sales expected to approach $1.6 billion, Cincinnati Milacron is a world leader in advanced manufacturing technologies for the plastics processing and metalworking industries. Its products include plastics machinery, machine tools, computer controls, metalcutting tools, metalworking fluids and grinding wheels. Milacron employs about 12,000 people worldwide, with key manufacturing facilities in the U.S., Europe and India.